UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 6, 2010

STRYKER CORPORATION

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-9165 (Commission File Number)	38-1239739 (IRS Employer Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan (Address of principal executive offices)		49002 (Zip Code)

Registrant's telephone number, including area code: 269.385.2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairment

            On December 6, 2010 Stryker Corporation announced that it has entered into a definitive agreement with Olympus Corporation for the sale of its OP-1 product family, which includes OP-1 Implant, OP-1 Putty, Opgenra and Osigraft, for use in orthopaedic bone applications for $60 million.  As a result, the Company will incur a one-time non cash charge of approximately $75 to $80 million (net of income tax benefit) in the fourth quarter to reflect the anticipated loss on the sale of the previously described assets, which will reduce diluted net earnings per share by approximately $0.19 to $0.20.  A copy of the press release announcing the agreement is attached hereto as Exhibit 99.1.

Item 5.02

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers

At the Board of Directors Meeting of Stryker Corporation (the "Company") held on December 8, 2010, Allan C. Golston was elected to the Board of Directors, effective January 1, 2011.

Mr. Golston serves as President, United States Program for the Bill & Melinda Gates Foundation and is a director for Malt-O-Meal, a privately held breakfast cereal corporation.  Mr. Golston had previously been Chief Financial and Administrative Officer for the Bill & Melinda Gates Foundation from 2000 to 2006 and Director, Finance for Swedish Health Services from 1997 to 2000.  Mr. Golston holds a master's degree in business from Seattle University and is a Certified Public Accountant.

Mr. Golston will be entitled to the fixed annual fee ($60,000 plus an additional $55,000 if he serves on one or more Committees) that the Company will pay to non-employee directors commencing on January 1, 2011 and will receive the same annual equity award that is granted to all non-employee directors in February 2011.  In connection with his appointment to the Company's Board of Directors, the Company will enter into the form of indemnification agreement for directors, a copy of which is filed as Exhibit 10(xiv) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, with Mr. Golston.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1 Press release dated December 6, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION

Date: December 10, 2010	/s/ CURT R. HARTMAN
Curt R. Hartman
Vice President and Chief Financial Officer